Exhibit 10.4
STONERIDGE, INC.
2025 LONG-TERM INCENTIVE PLAN
2026 PERFORMANCE SHARES GRANT AGREEMENT
Stoneridge, Inc., an Ohio corporation (the “Company”), pursuant to the terms and conditions hereof, hereby grants to [[FIRSTNAME]] [[LASTNAME]] (“Grantee”) the right to receive, depending on continued service and Company performance, [[SHARESGRANTED]] Common Shares (the “Award”), without par value, of the Company (the “Performance Shares”), subject to the terms and conditions of this Agreement (the “Agreement”).
1.    The Performance Shares are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2025 Long-Term Incentive Plan (the “Plan”), as administered by the Compensation Committee of the Board of Directors (the “Committee”). Terms not defined herein are defined in the Plan.
2.    If earned, the Share Units will be paid on a one-for-one basis in Company Common Shares. The right to receive the Company Common Shares pursuant to this Agreement will be forfeited to the Company if the Grantee’s employment with the Company is terminated prior to March 16, 2029, except in the case of (i) retirement, (ii) death, (iii) Permanent Disability, (iv) Change in Control or (v) termination without cause, each as provided below. In the event Grantee’s employment with the Company is terminated prior to March 16, 2029, the forfeiture of the right to receive Company Common Shares pursuant to this Agreement pursuant to this Section 2 will occur immediately after such termination of employment.
3.    For the Performance Shares as described in this Agreement, the applicable performance period begins January 1, 2026, and ends December 31, 2028 (“Performance Period").
4.    If the employment of the Grantee is not terminated prior to March 16, 2029, the Performance Shares shall, subject to satisfaction of the performance criteria described below, be earned on March 16, 2029, in the amounts set forth below:
    Number of Shares That May be Earned (target)    [[SHARESGRANTED]]
Depending on the achievement of the Company’s total shareholder return (“TSR”) (as defined below) as compared to the Peer Group’s TSR for the Company’s fiscal years 2026, 2027, and 2028 (the “Peer Group Performance Period”):

TSR v. Peer Group	Payout Range[1]
>=75th percentile	200%
50th percentile	100%
25th percentile	50%
<25th percentile	0%
1Straight-line interpolation will be used between points

The Peer Group companies are: Adient plc, CTS Corporation, Helios Technologies, Inc., QuantumScape Corporation, Allient Inc., Dana Incorporated, Holley Inc., Rogers Corporation, Aptiv PLC, Dauch Corporation, LCI Industries, Standard Motor Products, Inc., Autoliv, Inc.,

Faraday Future Intelligent Electric Inc., Lear Corporation, Standex International Corporation, Bel Fuse Inc., Fox Factory Holding Corp., Lucid Group, Inc., Strattec Security Corporation, BorgWarner Inc., Garrett Motion Inc., Methode Electronics, Inc., The Goodyear Tire & Rubber Company, Columbus McKinnon Corporation, Gentex Corporation, Mobileye Global Inc., THOR Industries, Inc., Commercial Vehicle Group, Inc., Gentherm Incorporated, Motorcar Parts of America, Inc., Winnebago Industries, Inc., Cooper-Standard Holdings Inc., Harley-Davidson, Inc., Patrick Industries, Inc., and XPEL, Inc.

The Peer Group shall be subject to modification at the discretion of the Committee from time to time, when events warrant. The performance of the Peer Group companies shall not be weighted based on the size of the respective company.

Relative TSR compares the results of investing in Stoneridge Common Shares versus the stock of other companies in the Peer Group considering both the appreciation and depreciation in share price, plus the reinvestment of dividends distributed during the three-year performance period. Share price is calculated at the beginning and end of the Performance Period using the average closing price for the final 20 business days during the month of December (the December immediately prior to the grant date and the December immediately prior to the vest date).

5.    If earned, the Performance Shares for the respective Award will be issued in the name of the Grantee. The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Performance Shares as of the date the Performance Shares are earned.  The certificate or certificates representing the Performance Shares earned may, at the Company’s discretion, be in uncertificated (electronic or book entry) form.
6.    Notwithstanding the foregoing, in addition to earning the Performance Shares as set forth above, the Performance Shares shall be earned at Target and not be forfeited in the event of:
a)the Grantee’s retirement, whereby Performance Shares granted with respect to Award I shall be earned on the date of retirement at Target, subject to the following conditions: only a Grantee who (i) is 63 or older on the date of retirement, (ii) has provided written notice to the Committee of the intent to retire at least three (3) months prior to the retirement date, and (iii) has executed prior to retirement a customary one year non-competition agreement shall be permitted to have his or her Performance Shares earned upon retirement.
b)the Grantee’s death or Permanent Disability;
c)a Change in Control and within 24 months following such Change in Control the Grantee’s employment is terminated by the Company other than for Cause (as defined in the Plan); or,
d)the termination “without cause” of the Grantee’s employment by the Company; provided, however only in proportion to the number of months, including any partial month, elapsed in the Performance Period divided by 36. In the event of termination “without cause”, the number of months considered to have elapsed in the Performance Period will be counted beginning from the Award grant date and end on the date that notice of termination is provided to the employee, except in situations where a different date is legally required.
A certificate or certificates representing the earned Performance Shares granted under this Agreement shall be delivered to the Grantee or the Grantee’s estate after the occurrence of an event described above as soon as practical, but in no event shall be delivered later than the 15th day of the third month following the year in which the Performance Shares were earned.

7.    On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Performance Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.
8.    No later than the date as of which an amount first becomes includable in the gross income of the Grantee for income tax purposes with respect to the Performance Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any taxes (federal, state, local or other required taxes), or any kind of withholding required by law with respect to that amount. Unless otherwise determined by the Committee, minimum statutory withholding obligations may be settled with Common Shares that have been earned. The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.
9.    Nothing in this Agreement shall affect in any manner any conflicting or other provision of any other agreement between the Grantee and the Company. Nothing contained in this Agreement shall limit whatever right the Company might otherwise have to terminate the employment of the Grantee.
10.    The laws of the State of Ohio govern this Agreement, the Plan and the Performance Shares granted hereby.
IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of March 16, 2026.
STONERIDGE, INC.

By
James Zizelman
The foregoing is hereby accepted.

[[SIGNATURE]]
[[SIGNATURE_DATE]]

3